As filed with the Securities and Exchange Commission on January 24, 2025

Registration No. 333-225785

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-225785

Under

The Securities Act of 1933

THE CONTAINER STORE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0565401
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Freeport Parkway Coppell, Texas	75019
(Address of Principal Executive Offices)	(Zip Code)

Satish Malhotra

Chief Executive Officer and President

The Container Store, Inc.

500 Freeport Parkway

Coppell, Texas 75019

(972) 538-6000

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

The Container Store Group, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to Registration Statement No. 333-225785 on Form S-3 (the “Registration Statement”), which was previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and became effective on August 16, 2018 and registered the resale of 32,492,421 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), by certain selling stockholders named in the Registration Statement. This Post-Effective Amendment is being filed to deregister any and all securities registered but unsold as of the date hereof under the Registration Statement.

On December 22, 2024, the Registrant and certain of its domestic subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, providing for a court-administered reorganization pursuant to a prepackaged joint plan of reorganization.

In connection with the Chapter 11 Cases, the Registrant has terminated all offerings pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance and remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered under the Registration Statement but which remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas on January 24, 2025.

The Container Store Group, Inc.

By:	/s/ Jeffrey A. Miller
Name: Jeffrey A. Miller
Title: Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of The Container Store Group, Inc., hereby severally constitute and appoint Satish Malhotra and Jeffrey A. Miller, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for them and in their name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Satish Malhotra
Satish Malhotra	President and Chief Executive Officer, Director	January 24, 2025
(principal executive officer)
/s/ Jeffrey A. Miller
Jeffrey A. Miller	Chief Financial Officer	January 24, 2025
(principal financial officer)
/s/ Kristin Schwertner
Kristin Schwertner	Chief Accounting Officer	January 24, 2025
(principal accounting officer)
/s/ Lisa Klinger
Lisa Klinger	Chair of the Board	January 24, 2025

/s/ J. Kristofer Galashan
J. Kristofer Galashan	Director	January 24, 2025

/s/ Anthony Laday
Anthony Laday	Director	January 24, 2025

/s/ Nicole Otto
Nicole Otto	Director	January 24, 2025

/s/ Caryl Stern
Caryl Stern	Director	January 24, 2025

/s/ Karen Stuckey
Karen Stuckey	Director	January 24, 2025

/s Wendy Sturgis
Wendy Sturgis	Director	January 24, 2025

/s/ Charles Tyson
Charles Tyson	Director	January 24, 2025